EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-64493, 333-124030, 333-124031 and 333-151024 on Form S-8 of CSP Inc. of our report dated December 22, 2009, relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of CSP Inc. for the year ended September 30, 2009.

/s/    McGladrey & Pullen, LLP

Burlington, Massachusetts

December 22, 2009